                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                    Six Months Ended June 30,                       Year Ended December 31,
                                   -----------------------------  ------------------------------------------------------
                                       2000           1999            1999        1998      1997       1996      1995
                                   -----------------------------  ----------  ----------  -------  ----------  ---------
Fixed charges:
     Interest expense on
     indebtedness (including
     amortization of debt
     expense and discount)           $  75,626     $   3,402       $  14,146  $      192  $    446  $   422   $     565


     Interest expense on
     portion of rent expense
     representative of
     interest                            1,691         1,424           2,951       1,299     1,072      843         724
                                   ===========    ==========      ==========   =========  ========  =======    ========


 Total Fixed Charges                 $  77,317     $   4,826       $  17,097   $   1,490  $  1,518  $ 1,265    $  1,290
                                   -----------    ----------      ----------   ---------  --------  -------    --------



Earnings (Loss):
     Net loss before provision
         for income taxes             $(77,665)     $(14,276)       $(41,944)   $(22,957) $(21,148) $(7,559)   $(32,719)
     Fixed charges per above            77,317         4,826          17,097       1,490     1,518    1,265       1,290
                                   ===========    ==========      ==========   =========  ========  =======    ========


 Total Earnings (Loss)              $     (348)    $  (9,450)       $(24,847)   $(21,467) $(19,630) $(6,294)   $(31,429)
                                   ===========    ==========      ==========   =========  ========  =======    ========


Ratio of Earnings to Fixed
Charges                                  (0.00)        (1.96)          (1.45)     (14.41)   (12.93)   (4.98)     (24.37)

Coverage deficiency                   $(77,665)     $(14,276)       $(41,944)   $(22,957) $(21,148) $(7,559)   $(32,719)
                                   ===========    ==========      ==========   =========  ========  =======    ========